UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Form 8-K
Current Report

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 20, 2014

Jacobs Engineering Group Inc.
(Exact name of Registrant as specified in its charter)

Delaware	1-7463	95-4081636
(State of incorporation)	(SEC File No.)	(IRS Employer identification number)

155 North Lake Avenue, Pasadena, California	91101
(Address of principal executive offices)	(Zip code)

Registrant's telephone number (including area code): (626) 578-3500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(b)        On November 20, 2014, Craig L. Martin advised the Board of Directors of Jacobs Engineering Group Inc. (the “Company”) that he will retire from his position as President and Chief Executive Officer of the Company and as a director of the Company, in each case effective on December 26, 2014, the last day of Jacobs' first fiscal quarter of 2015. Mr. Martin elected to retire for health reasons.

(c)        On November 20, 2014, the Board of Directors of the Company appointed Noel G. Watson, age 78, to serve as Executive Chairman of the Company, effective immediately. Upon the effectiveness of Mr. Martin’s retirement, Mr. Watson will serve as the Company’s principal executive officer until a new Chief Executive Officer is appointed. Mr. Watson has been Chairman of the Board since 2004, served as the Company’s Chief Executive Officer from November 1992 to April 2006 and President from 1987 until July 2002. He has been a member of the Company’s Board of Directors since 1996. Mr. Watson has extensive leadership experience and knowledge of the Company.

As previously disclosed, since July 1, 2010, Mr. Watson also has an agreement with the Company pursuant to which he acts as a consultant on special projects and client relationships in exchange for an annual fee of $300,000. Mr. Watson also serves on the Board of Directors of GT Advanced Technologies Inc.

On November 23, 2014, the Company issued a press release with respect to the foregoing matters, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(d)    Exhibits:
The following exhibit is furnished as part of this Report pursuant to Item 5.02.

99.1	Press Release dated November 23, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JACOBS ENGINEERING GROUP INC.

By:    _/s/John W. Prosser, Jr.
Name:    John W. Prosser, Jr.
Title:    Executive Vice President, Finance and Administration

Date:    November 24, 2014